EXHIBIT 8.6

PricewaterhouseCoopers
One Spencer Dock
North Wall Quay
Dublin 1
Ireland
I.D.E. Box No. 137
Telephone +353 (0) 1 792 6000
Facsimile +353 (0) 1 792 6200
www.pwc.com/ie
DRAFT FORM OF OPINION
The Managing, Supervisory and Joint
Board of Directors of James Hardie Industries N.V.
Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands
14 July 2009
dhn/mkr/bja
Dear Sirs
James Hardie Industries N.V.
We have acted as special Irish tax advisers to James Hardie Industries N.V., a public limited liability corporation registered in The Netherlands (the “Company”), in connection with the registration of 102,000,000 ordinary shares, par value €0.59 per share (the “Securities”), of James Hardie Industries SE (the “Issuer”) as a result of the transformation of the Company from a public limited liability corporation organized in The Netherlands (Naamloze Vennotschap (NV)) to a European Company (Societas Europaea (SE)) pursuant to the merger of a newly-formed subsidiary of the Company incorporated in Ireland with and into the Company. At your request, we are rendering our opinion set forth below concerning material Irish tax consequences (together referred to as “Irish tax” hereafter) of the Proposal (as defined in the Registration Statement, described below). All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Registration Statement.
In the above capacity, we have reviewed (i) the registration statement on Form F-4 (File No. 333-160177) relating to the Securities filed by the Company on 10 July, 2009 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Registration Statement”), and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.
Ronan Murphy Olwyn Alexander Brian Bergin Alan Bigley Sean Brodie Paraic Burke Damian Byrne Pat Candon Mark Carter John Casey Mary Cleary Siobhán Collier Tom Corbett Andrew Craig Thérèse Cregg Garrett Cronin Richard Day Fíona de Búrca Gearóid Deegan Jean Delaney David Devlin Liam Diamond John Dillon Ronan Doyle John Dunne Kevin Egan Enda Faughnan John Fay Martin Freyne Ronan Furlong Denis Harrington Teresa Harrington Alisa Hayden Paul Hennessy Mary Honohan Ken Johnson Patricia Johnston Paraic Joyce Andrea Kelly Ciaran Kelly Colm Kelly Joanne Kelly John Kelly Susan Kilty Anita Kissane Chand Kohli John Loughlin Vincent MacMahon Ronan MacNioclais Tom McCarthy Teresa McColgan Dervla McCormack Enda McDonagh Caroline McDonnell Jim McDonnell John McDonnell Ivan McLoughlin James McNally Robin Menzies Brian Neilan Damian Neylin Andy O’Callaghan Ann O’Connell Jonathan O’Connell Carmel O’Connor Denis O’Connor Marie O’Connor Paul O’Connor Terry O’Driscoll Mary O’Hara Irene O’Keeffe John O’Leary Dave O’Malley Garvan O’Neill Michael O’Neill Tim O’Rahilly Billy O’Riordan Feargal O’Rourke Joe O’Shea Ken Owens George Reddin Dermot Reilly Gavan Ryle Emma Scott Bob Semple Mike Sullivan Billy Sweetman Paul Tuite David Tynan Joe Tynan Pat Wall Aidan Walsh Tony Weldon

Also at Cork, Galway, Kilkenny, Limerick, Waterford and Wexford

PricewaterhouseCoopers is authorised by the Institute of Chartered Accountants in Ireland to carry on investment business.

James Hardie Industries N.V.
For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.
In rendering our opinion, we have relied upon statements and representations made by the Company and have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief. We have further assumed that (i) each of Stage 1 and Stage 2 of the Proposal will be consummated in accordance with the description in the Registration Statement and none of the material terms or conditions contained therein have been or will be waived or modified in any respect, (ii) such other documents, certificates and records and statements as to factual matters contained in the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the date that implementation for each of Stage 1 and Stage 2 of the Proposal is completed, and (iii) the Registration Statement accurately describes the business operations and the anticipated future operations of the Company. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by the Company.
Our opinion is based on Irish tax legislation, relevant Irish case law, other Irish Revenue guidance and published opinions and administrative pronouncements of the Irish tax authorities, income tax treaties to which Ireland is a party, and such other authorities as we have considered relevant, all as in effect and available on the date of the Registration Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the Irish tax authorities or, if challenged, by a court.
Based solely upon and subject to the foregoing, the discussion in Section 9.4.1. of the F-4 entitled “JHI NV Taxation on Stage 1” constitutes our opinion with respect to the tax matters discussed therein.
(2)

James Hardie Industries N.V.
Except as set out above, we express no opinions or views regarding the Irish tax consequences of the Proposal or any other transaction related to the Proposal.
This opinion is expressed as of the date hereof, and we are not under any obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that hereafter becomes incorrect or untrue. In addition, any changes to either the Registration Statement or the other documents referred to above could affect our conclusions herein.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in such Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
Yours faithfully,
PricewaterhouseCoopers
(3)